Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
 CERTIFICATE OF INCORPORATION OF
HARTMARX CORPORATION

_________________________________________

Pursuant to Sections 242 and 303 of the General
Corporation Law of the State of Delaware
_________________________________________

Hartmarx Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                        FIRST:   The name of the corporation is XMH Corp. 1 (the “Corporation”).

SECOND:  The foregoing amendment was duly adopted in accordance with Sections 242 and 303 of the Delaware General Corporation Law.

The making and filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been authorized pursuant to Sections 105, 1107 and 1108 of the Bankruptcy Code and Section 303 of the Delaware General Corporation Law by the Order (A) Approving the Sale of Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; (C) Assumption of Certain Liabilities; (D) Authorizing the Termination and Rejection of Certain Executory Contracts; and (E) Granting Certain Related Relief, dated June 25, 2009.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 7th day of August, 2009.

HARTMARX CORPORATION

By:	/s/ Taras R. Proczko
Name:	Taras R. Proczko
Title:	Executive Vice President